Exhibit 99.1

For Immediate Release

First Hawaiian Appoints Faye W. Kurren and Jenai S. Wall

to the First Hawaiian, Inc. Board of Directors

Honolulu, Hawaii August 1, 2018 — First Hawaiian, Inc. (NASDAQ:  FHB), the parent company of First Hawaiian Bank, announced today that it has appointed retired former Hawaii Dental Service President and CEO Faye W. Kurren and Foodland Super Market, Ltd. Chairman and CEO Jenai S. Wall to serve on the First Hawaiian, Inc. Board of Directors.  Both appointees currently serve as directors of First Hawaiian, Inc.’s bank subsidiary, First Hawaiian Bank, and will continue to serve in that capacity as well.

The appointment of these two women follows the closing today of the First Hawaiian, Inc. secondary stock offering by a wholly owned subsidiary of BNP Paribas and fills the vacancies created by the resignations of Jean-Milan Givadinovitch and Xavier Antiglio, two of the directors that had been designated by BNP Paribas.

Faye Watanabe Kurren served as the President and Chief Executive Officer of Hawaii Dental Service from 2003 until her retirement in November 2014. Prior to that, Ms. Kurren served as the President of Tesoro Hawaii, LLC, a former subsidiary of Andeavor (f/k/a Tesoro Corporation), from 1998 to 2003. Ms. Kurren also is a director of Helping Hands Hawaii and is an advisory director of First Insurance Company of Hawaii. She served as the past Chairperson of the Hawaii State Commission on the Status of Women, the University of Hawaii Foundation and the Hawaii State Chapter of the American Red Cross. Ms. Kurren holds a law degree from the University of Hawaii, a Masters of Arts in Sociology from the University of Chicago and a Bachelor of Arts in Sociology from Stanford University.

Jenai Wall is Chairman and Chief Executive Officer of Foodland Super Market, Ltd. She also serves as Chief Executive Officer of the other entities that comprise the Sullivan Family of Companies, including Food Pantry, Ltd., Kalama Beach Corporation, Pacific Warehouse, Inc., and The Coffee Bean and Tea Leaf Hawaii. She was appointed Chairman and Chief Executive Officer in 1998. Ms. Wall serves as a director of Alexander & Baldwin, Inc., a public company. She also serves as Chair of the Queen’s Health Systems Board of Trustees and serves on the boards of Servco Pacific, Inc., and ‘Iolani School. She earned her bachelor’s degree in mathematics from Wellesley College and master’s degree in business administration from Columbia University.

First Hawaiian, Inc. (NASDAQ:FHB) is a bank holding company headquartered in Honolulu, Hawaii. Its principal subsidiary, First Hawaiian Bank, founded in 1858 under the name Bishop & Company, is Hawaii’s oldest and largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services. Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit the Company’s website, www.fhb.com.

Investor Relations Contact: Kevin Haseyama, CFA (808) 525-6268 khaseyama@fhb.com	Media Contact: Susan Kam (808) 525-6254 skam@fhb.com